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                           CREDIT SUISSE CAPITAL FUNDS

                            CERTIFICATE OF AMENDMENT

            The undersigned, being the Vice President and Secretary of Credit Suisse Capital Funds, a trust with transferable shares of the type commonly called a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section
9.3 of the Amended and Restated Agreement and Declaration of Trust, dated February 22, 1996, as amended to date (as so amended, the "Declaration"), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on November 12, 2001, Section 6.2 of the Declaration of Trust is hereby amended as follows:

                    The name of the Credit Suisse Blue Chip Fund of the Trust is changed to the "Credit Suisse Tax Efficient Fund" effective as of June 3, 2002.

     IN WITNESS WHEREOF, the undersigned has set his hand and seal this 9th day of May, 2002.

                                          /s/Hal Liebes
                                          --------------
                                          Hal Liebes
                                          Vice President and Secretary

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                                 ACKNOWLEDGMENT


STATE OF        New York)
                            ) ss.
COUNTY OF       New York    )

                                                                     May 9, 2002

     Then personally appeared the above-named Hal Liebes and acknowledged the foregoing instrument to be his free act and deed.


     Before me,

                                          /s/George Travers
                                          --------------
                                          Notary Public

                                          My commission expires: July 15, 2003